Exhibit 99.5

AMERICREDIT TO OFFER $500 MILLION CONVERTIBLE SENIOR NOTES

Company intends to repurchase approx. $200 million of common stock

FORT WORTH, TEXAS Sept. 11, 2006 – AMERICREDIT CORP. (NYSE: ACF) announced today its intention to offer, subject to market and other conditions, $250 million principal amount of Convertible Senior Notes due 2011 and $250 million principal amount of Convertible Senior Notes due 2013 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities of 1933, as amended. In certain circumstances, the notes may be converted into cash up to their principal amount, and into shares of AmeriCredit common stock for the conversion value above the principal amount, if any.

The interest rate, conversion rate and other terms of the notes will be determined by negotiations between AmeriCredit and the initial purchasers of the notes. AmeriCredit expects to grant the initial purchasers a 15-day option to purchase up to $25 million principal amount of additional 2011 notes and up to $25 million principal amount of additional 2013 notes, in each case, solely to cover over-allotments.

AmeriCredit plans to use the net proceeds from the offering of the notes for:

•	The purchase, from affiliates of one or more of the initial purchasers, of convertible note hedges with respect to AmeriCredit’s common stock, which are expected to reduce the potential dilution upon conversion of the notes. Concurrently with entering into the convertible note hedges, AmeriCredit will issue warrants to purchase its common stock. In connection with establishing their initial hedges of the convertible note hedge and warrant transactions, AmeriCredit has been advised that the counterparties to such transactions or their respective affiliates expect to enter into various derivative transactions with respect to AmeriCredit’s common stock and/or purchase AmeriCredit’s common stock in secondary market transactions concurrently with, or shortly after, the pricing of the notes, and may enter into various derivative transactions with respect to AmeriCredit’s common stock and/or purchase or sell AmeriCredit’s common stock in secondary market transactions following pricing of the notes. If the initial purchasers exercise their option to purchase additional notes, AmeriCredit expects to use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedge transactions. AmeriCredit may also enter into additional warrant transactions, if the over-allotment is exercised.

•	The repurchase of approximately $200 million of its common stock in privately negotiated transactions concurrently with the offering of the notes.

•	General corporate purposes, including repurchasing shares of AmeriCredit common stock in the open market or in privately negotiated transactions from time to time.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes and any AmeriCredit common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers and directly to consumers in the United States and Canada.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the year ended June 30, 2006. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale values, reliance on warehouse financing and capital markets, the ability to continue to securitize its loan portfolio, the continued availability of credit enhancement for its securitization transactions on acceptable terms, fluctuating interest rates, increased competition, regulatory changes and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

Contact:
Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann

(817) 302-7394	(817) 302-7627